Exhibit 99.1


                      EXHIBIT 99.1 - JOINT FILING AGREEMENT


The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.



In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on
Schedule 13G with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such
Schedule 13G.


Dated:   February 17, 2009

Merrill Lynch & Co., Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.

By:
         /s/ Pia K. Thompson
         ----------------------------------
         Pia K. Thompson
         Assistant Secretary

Merrill Lynch Bank & Trust Co. FSB

By:
         /s/ Jennifer Marre
         ----------------------------------
         Jennifer Marre
         First Vice President


First Republic Investment Management, Inc.

By:
         /s/ Charles Christofilis
         ----------------------------------
         Charles Christofilis
         Chief Compliance Officer